EXHIBIT 3

TRANSACTIONS

Except as previously disclosed in the Schedule 13D, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on June 14, 2017. Except as otherwise noted below, all such transactions were purchases and sales of securities effected in the open market, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES		PRICE PER SHARE / PREMIUM PER OPTION ($)
Purchase of Call Options	06/06/2017	181,000	(1)	18.94	(2)
Sales of Put Options	06/06/2017	(181,000	)(3)	0.01	(4)
Purchase of Call Options	06/07/2017	241,000	(1)	18.17	(2)
Sale of Put Options	06/07/2017	(241,000	)(3)	0.01	(4)
Purchase of Call Options	06/08/2017	336,800	(1)	17.28	(2)
Sale of Put Options	06/08/2017	(336,800	)(3)	0.01	(4)
Purchase of Call Options	06/09/2017	2,400	(1)	17.67	(2)
Sale of Put Options	06/09/2017	(2,400	)(3)	0.01	(4)
Purchase of Call Options	06/12/2017	100,000	(1)	18.51	(2)
Sale of Put Options	06/12/2017	(100,000	)(3)	0.01	(4)
Purchase of Call Options	06/13/2017	25,000	(1)	18.41	(2)
Sale of Put Options	06/13/2017	(25,000	)(3)	0.01	(4)
Purchase of Call Options	06/14/2017	138,000	(1)	17.56	(2)
Sale of Put Options	06/14/2017	(138,000	)(3)	0.01	(4)

(1)	Represents Shares underlying American-style call options purchased in the over-the-counter market. These call options expire on May 31, 2018.
(2)	This amount represents the cost of an applicable American-style over-the-counter call option to purchase one Share. The per Share exercise price of these call options is $36.50. This exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options.
(3)	Represents Shares underlying European-style put options sold in the over-the-counter market. These put options expire on the earlier of May 31, 2018 or the date on which the corresponding American-style call option described above in footnote 1 is exercised.
(4)	This amount represents the proceeds received from an applicable European-style over-the-counter put option to sell one Share. The per Share exercise price of these put options is $36.50. This exercise price will be adjusted to account for any dividends or other distributions declared by the Issuer prior to exercise of the options.